EXHIBIT (a)(4)

PROSPECTUS

MICROSEMI CORPORATION

1987 MICROSEMI CORPORATION STOCK PLAN

This Prospectus relates to shares of Common Stock, $.20 par value (the “Common Stock”), of Microsemi Corporation (the “Company”), which are issued or to be issued upon exercise of stock options, stock appreciation rights, performance awards and restricted stock grants (collectively “Grants”), granted or to be granted under the Company’s 1987 Microsemi Corporation Stock Plan (as amended from time to time, the “1987 Plan”). The Common Stock of the Company is traded on the NASDAQ National Market(SM) under the symbol “MSCC.” On August 16, 2005, the closing sale price of the Company’s Common Stock, as reported by NASDAQ, was $22.59. The address and telephone number of the Company’s principal executive offices are—Microsemi Corporation, 2381 Morse Avenue, Irvine, California 92614, (949) 221 7100.

The number of shares of Common Stock covered by this Prospectus is whatever at the time remains unsold of the total amount authorized under the 1987 Plan and registered on a registration statement on Form S-8, including but not limited to the Form S-8 which this Prospectus supplements. The amount may increase as additional shares become subject to the 1987 Plan as a result of annual increases as provided for therein. The number also may be adjusted upward or downward in certain other events as a result of other adjustment provisions contained therein.

Restrictions on resale which may apply are contained in a Stock Option Agreement between the purchaser and the Company or in the 1987 Plan. An “affiliate” of the Company may not publicly resell shares acquired hereunder without compliance with certain provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (except that such person need not meet the one-year holding period requirement of such Rule). “Affiliate” is considered for this purpose to mean a director, executive officer or 10% shareholder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized by the Company to give any information or to make any representation or promise other than as contained in this Prospectus. This Prospectus does not constitute an offer by the Company to sell securities in any state to any person to whom such offer would be unlawful.

The date of this Prospectus is August 17, 2005.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, current reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information issuers that file electronically with the Commission.

The Company incorporates by reference in this Prospectus certain documents not delivered herewith (see “INCORPORATION OF DOCUMENTS BY REFERENCE”). The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Such requests may be directed to the Company at its principal executive offices as indicated on page 1. The requests will, however, not be honored to the extent of exhibits to filings unless such exhibit is expressly incorporated by reference herein.

The Prospectus contains information believed accurate on the date hereof only. Later delivery hereof creates no implication that the Prospectus reflects the current affairs of the Company at a later time. Please do not infer that there have been no material changes in the affairs of the Company subsequent to the date hereof.

THE COMPANY

Microsemi Corporation was incorporated in Delaware in 1960. The name was changed from Microsemiconductor Corporation in February 1983. Unless the context otherwise requires, the “Company”, “Microsemi”, “we”, “our”, “ours”, and “us” refer to Microsemi Corporation and its consolidated subsidiaries. Our principal executive offices are located at 2381 Morse Ave., Irvine, California 92614 and our telephone number is (949) 221-7100.

We are a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors. Our semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Our products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets we serve include implanted medical, defense/aerospace and satellite, notebook computers and monitors, automotive and mobile connectivity applications.

RISK FACTORS

Before you consider investing by way of acquiring shares of Common Stock in connection with the 1987 Plan, you should carefully consider all of the risks described below. You should also carefully consider each of the other risks and uncertainties described in the Company’s most recent Form 10-K and each subsequent Form 10-Q and other current or periodic reports filed by the Company with the Commission. You should also refer to the other information included in this Prospectus, your agreement under the 1987 Plan or the 1987 Plan, and the information incorporated in this Prospectus by reference, before you decide to invest.

Special note regarding forward looking statements.

Some of the statements in this prospectus or incorporated by reference are forward-looking. You can identify some of these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “maintain” or variations of these words or comparable words. In addition, all of the non-historical information herein is forward-looking. Further, all of the statements concerning the Company’s current plans, expectations, assumptions, beliefs or views are forward-looking statements. Moreover, any statement that implies a future result or future condition is a forward-looking statement.

Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties. Actual results may differ substantially from the results that the forward-looking statements suggest for various reasons, including those discussed under “Risk Factors.” These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements included in this prospectus are based upon, among other items, current assumptions that we will be able to meet our current operating cash and debt service requirements, that we will be able to successfully resolve disputes and other business matters as anticipated, that competitive conditions within the analog, mixed-signal or discrete semiconductor, integrated circuit and custom diode assembly industries will not affect us materially or adversely, that we will retain existing key personnel, that our forecasts will reasonably anticipate market demand for our products, and that there will be no other material adverse change in our operations or business. Other factors that could cause results to vary materially from current expectations are referred to elsewhere in this prospectus. Assumptions relating to the foregoing involve judgments that are difficult to make and future circumstances that are difficult to predict accurately or correctly. Forecasting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our internal forecasts, which may in turn affect our expectations or future results. Microsemi does not undertake to announce publicly these changes that may occur in our expectations. Readers are cautioned against giving undue weight to any of the forward-looking statements.

Trading in Our Stock at Various Times May Be Prohibited.

We prohibit any Participant from purchasing or selling shares at various times. Possession of material nonpublic information results in a Participant’s being prohibited from trading our stock. At certain times we may also prohibit certain Participants or all Participants, if we so determine, from trading in our stock until after we release certain material information publicly. Under either such circumstance, Participants may suffer an avoidable financial loss because of an inability to sell or may fail to realize a gain because of an inability to sell. Also, Participants may fail to realize gains they otherwise may have realized due to inability to buy our stock. As a result of the insider trading policy, Participants have less freedom in regard to investing in our stock than they have in regard to investing otherwise.

Hedging and Short-Sales Are Prohibited.

We prohibit any Participant from purchasing or selling options to purchase our stock; we prohibit any Participant from selling our stock short (selling borrowed shares of our stock); and we prohibit many similar kinds of arrangements. These arrangements may have the legitimate purpose of reducing risk, sometimes called hedging risk. Due to our prohibitions, Participants holding shares will be at risk of price declines in our stock at all times with no ability to hedge or minimize these risks.

Buying on Margin Prohibited.

We prohibit any Participant to purchase shares with the proceeds of borrowings using the shares as collateral, including margin loans. Margin loans and other kinds of loans that use the shares as collateral involve significant risks. Using securities as collateral involves the risk of volatility or price depreciation. The risk is compounded if a Participant were to margin any shares of Microsemi Common Stock in order to purchase additional shares of Microsemi Common Stock. The Participant could then risk the loss of the entire investment if the shares merely decline by 50%.

There may be potential tax effects on Participants.

Each Participant should consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock as well as any tax consequences that may arise under the laws of the U.S., any state in the U.S., or of any municipality or other local taxing jurisdiction. See “FEDERAL INCOME TAX CONSEQUENCES.” In addition, if you are not a citizen or resident of the U.S., or any political subdivision thereof, then you should consult your tax advisor about U.S. federal income and estate taxes, as well as non-U.S., state and local tax consequences that may be relevant to you in light of your personal circumstances.

Downturns in the highly cyclical semiconductor industry have adversely affected the operating results and the value of our business.

The semiconductor industry is highly cyclical, and the value of our business has declined during the “down” portion of these cycles. During recent years, we as well as many others in our industry, experienced significant declines in the pricing of, as well as demand for, products. The market for semiconductors has experienced severe and prolonged downturns. In the future, these downturns may prove to be as, or possibly more, severe. The markets for our products depend on continued demand in the mobile connectivity, automotive, telecommunications, computers/peripherals, defense and aerospace, space/satellite, industrial/commercial and medical markets, and these end-markets have experienced changes in demand that have adversely affected our operating results and financial condition.

Concentration of the factories in the semiconductor industry.

Relevant portions of the semiconductor industry, and those that serve or supply this industry, tend somewhat to be concentrated in certain areas of the world, and therefore, the semiconductor industry has from time to time been, and may from time to time be adversely affected by natural disasters in various locales, epidemics and health advisories such as those related to Sudden Acute Respiratory Syndrome.

The semiconductor business is highly competitive and increased competition could reduce our value.

The semiconductor industry, including the areas in which we do business, is highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that our average selling prices will decrease in future periods, although the timing and amount of these decreases cannot be predicted with any certainty. The pricing pressure in the semiconductor industry in recent years has been due primarily to the Asian currency crisis, industry-wide excess manufacturing capacity, weak economic growth, the slowdown in capital spending that followed the “dot-com” collapse, the reduction in capital spending by telecom companies and satellite companies, and certain effects of the tragic events of terrorism on September 11, 2001. We compete in various markets with companies of various sizes, many of which are larger and have greater resources than we have, and thus may be better able to penetrate new markets or pursue acquisition candidates and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We have numerous competitors. Some of our current major competitors are Motorola, Inc., National Semiconductor Corporation, Texas Instruments, Inc., Philips Electronics, ON Semiconductor, L.L.C., Fairchild Semiconductor Corporation, Micrel Incorporated, International Rectifier Corporation, Semtech Corporation, Linear Technology Corp., Maxim Integrated Products, Inc., Skyworks Solutions, Inc., Diodes, Inc., Vishay Intertechnology, Inc. and its subsidiary Siliconix Incorporated. Some of our competitors in developing markets are Triquint Semiconductor, Inc., Mitel Corporation, RF Micro Devices, Inc., Conexant Systems, Inc., Anadigics, Inc. and Skyworks Solutions, Inc. We may not be able to compete successfully in the future or competitive pressures may harm our financial condition, operating results or cash flows.

New technologies could result in the development of competing products and a decrease in demand for our products.

Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Our failure to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and/or a loss of our market share to competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize much of the semiconductor industry. A fundamental shift in technologies in our product markets could have material adverse effects on our competitive position within the industry.

For instance, presently we are challenged to develop new products for use with various alternative wireless LAN standards, such as 802.11a, 802.11b, 802.11g and 802.11N and combinations thereof. Although this development has already resulted in design wins related to 802.11a, 802.11g, and 802.11N the solutions related to the other standards and the combination of all of the standards are still in development and are in constant change. The success of products using various standards is subject to rapid changes in market preferences and advancements in competing technologies.

Failure to protect our proprietary technologies or maintain the right to use certain technologies may negatively affect our ability to compete.

We rely heavily on our proprietary technologies. Our future success and competitive position may depend in part upon our ability to obtain or maintain protection of certain proprietary technologies used in our principal products. We do not have significant patent protection on many aspects of our technology. Our reliance upon protection of some of our technology as “trade secrets” will not necessarily protect us from the use by other persons of our technology, or their use of technology that is similar or superior to that which is embodied in our trade secrets. Others may be able to independently duplicate or exceed our technology in whole or in part. We may not be successful in maintaining the confidentiality of our technology, dissemination of which could have material adverse effects on our business. In addition, litigation may be necessary to determine the scope and validity of our proprietary rights.

In the instances in which we hold patents or patent licenses, such as with respect to some circuit components for notebook computers and LCD TV’s, any patents held by us may be challenged, invalidated or circumvented, or the rights granted under any patents may not provide us with competitive advantages. Patents often provide only narrow protection and require public disclosure of information that may otherwise be subject to trade secret protection. Also patents expire and are not renewable. Obtaining or protecting our proprietary rights may require us to defend claims of intellectual property infringement by our competitors. We could become subject to lawsuits in which it is alleged that we have infringed or are infringing upon the intellectual property rights of others with or without our prior awareness of the existence of those third-party rights, if any.

If any infringements, real or imagined, happen to exist, arise or are claimed in the future, we may be exposed to substantial liability for damages and may need to obtain licenses from the patent owners, discontinue or change our processes or products or expend significant resources to develop or acquire non-infringing technologies. We may not be successful in such efforts or such licenses may not be available under reasonable terms. Our failure to develop or acquire non-infringing technologies or to obtain licenses on acceptable terms or the occurrence of related litigation itself could have material adverse effects on our operating results, financial condition and cash flows.

We are also involved in certain patent litigation (see Legal Proceedings in our most recently filed Form 10-K) to protect our patents and patent rights, which could cause legal costs to increase above normal levels over the next several years. It is not possible to estimate the exact amounts of these costs, but it is possible that these costs could have a negative effect on our future results.

Production delays related to new compound semiconductors could adversely affect our future results.

We utilize process technology to manufacture compound semiconductors such as gallium arsenide (GaAs), indium gallium phosphide (InGaP), silicon germanium (SiGe), and indium gallium arsenide phosphide (InGaAsP) primarily to manufacture semiconductor components. We are pursuing this development effort internally as well as with third party foundries. Our efforts sometimes may not result in commercially successful products. Certain of our competitors offer this capability and our customers may purchase our competitors’ products. The third party foundries that we use may delay or fail to deliver technology and products to us. Our business and prospects could be materially and adversely affected by delay or by our failure to produce these products.

Compound semiconductor products may not successfully compete with silicon-based products.

Our choices of technologies for development and future implementation may not reflect future market demand. The production of GaAs, InGaP, SiGe, InGaAsP or SiC integrated circuits is more costly than the production of silicon circuits, and we believe it will continue in the future to be more costly. The costs differ because of higher costs of raw materials, lower production yields and higher unit costs associated with lower production volumes. Silicon semiconductor technologies are widely used in process technologies for integrated circuits, and these technologies continue to improve in performance. As a result, we must offer compound semiconductor products that provide vastly superior performance to that of silicon for specific applications in order for them to be competitive with silicon products. If we do not offer compound semiconductor products that provide sufficiently superior performance to offset the cost differential and otherwise successfully compete with silicon-based products, our operating results may be materially and adversely affected. In addition, other alternatives exist and are being developed, and may have superior performance or lower cost.

We may not be able to develop new products to satisfy changes in demand.

We may be unsuccessful in our efforts to identify new product opportunities and develop and bring products to market in a timely and cost-effective manner. Products or technologies developed by others may render our products or technologies obsolete or non-competitive. In addition, to remain competitive, we must continue to reduce package sizes, improve manufacturing yields and expand sales. We may not be able to accomplish these goals. Designs that we have introduced recently include primarily integrated circuits and subsystems such as class D audio subsystems for newly-introduced home theatre DVD players supporting surround sound, PDA backlighting subsystems, backlight control and power management solutions for the automotive notebook computer, monitors and the LCD TV market, LED driver solutions and power amplifiers for certain wireless LAN components. Their success will be subject to various risks and uncertainties.

We must commit resources to research and development, design, and production prior to receipt of purchase commitments and could lose some or all of the associated investment.

We sell products primarily pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. Many of these purchase orders may be revised or cancelled without penalty. As a result, we must commit resources to the research, design and production of products without any advance purchase commitments from customers. Any inability to sell a product after we devote significant resources to it could have material adverse effects on our business, financial condition, results of operations and cash flows.

Variability of our manufacturing yields may affect our gross margins and profits.

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product’s design and our experience in manufacturing that type of product. We have in the past experienced difficulties in achieving planned yields, which have adversely affected our gross margins and profits.

The fabrication of semiconductor products is a highly complex and precise process. Problems in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous circuits on each wafer to be non-functional, thereby reducing yields. These difficulties include:

•	Defects in masks, which are used to transfer circuit patterns onto our wafers;

•	Impurities in the materials used;

•	Contamination of the manufacturing environment; and

•	Equipment failure.

Because a large portion of our costs of manufacturing is relatively fixed, and average selling prices for our products tend to decline over time, it is critical for us to improve the number of shippable circuits per wafer and increase the production volume of wafers in order to maintain and improve our results of operations. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, our process technologies have primarily utilized standard silicon semiconductor manufacturing equipment, and production yields of compound integrated circuits have been relatively low compared with silicon circuit devices. We may be unable to continue to improve yields in the future, and we may suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

International operations and sales expose us to material risks.

Revenues from foreign markets represent a significant portion of total revenues. We maintain facilities or contracts with entities in Korea, Japan, China, Ireland, Thailand, the Philippines, and Taiwan. There are risks inherent in doing business internationally, including:

•	Legislative or regulatory requirements, including tax laws in the United States and in the countries in which we manufacture or sell our products;

•	Trade restrictions;

•	Transportation delays;

•	Communication interruptions;

•	Work stoppages;

•	Economic and political instability;

•	Terrorist activities;

•	Changes in import/export regulations, tariffs and freight rates;

•	Difficulties in collecting receivables and enforcing contracts generally; and

•	Currency exchange rate fluctuations.

In addition, the laws of certain foreign countries may not protect our products, assets or intellectual property rights to the same extent as do U.S. laws. Therefore, the risk of piracy of our technology and products may be greater in those foreign countries. We may experience material adverse effects to our financial condition, operating results and cash flows in the future.

Delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities could adversely affect our manufacturing efficiencies and our ability to realize cost savings.

Our manufacturing efficiency will be an important factor in our future profitability, and we may be unsuccessful in our efforts to maintain or increase our manufacturing efficiency. Our manufacturing processes are highly complex, require advanced and costly equipment and are continually being modified in an effort to improve yields and product performance. We have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new facilities or new manufacturing processes. As a consequence, we have at times experienced delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Although thus far our Capacity Optimization Enhancement Program has proceeded on schedule, our operating results also could be adversely affected by increased costs and expenses related to relocation of production between our facilities if we encounter difficulties or delays or a technical or regulatory nature, including any issues related to government or customer qualification of our other facilities and production lines for the production of hi-rel products.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position.

Our manufacturing operations, and the outside manufacturing operations, which we use increasingly, depend upon obtaining, in some instances, a governmental qualification of the manufacturing process, and in all instances, adequate supplies of materials, parts and equipment, including silicon, mold compounds and lead frames, on a timely basis from third parties. Some of the outside manufacturing operations we use are based in foreign countries. Our results of operations could be adversely affected if we are unable to obtain adequate supplies of materials, parts and equipment in a timely manner or if the costs of materials, parts or equipment increase significantly. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we generally use materials, parts and equipment available from multiple suppliers, we have a limited number of suppliers for some materials, parts and equipment. While we believe that alternate suppliers for these materials, parts and equipment are available, an interruption could adversely affect our operations.

Some of our products are manufactured, assembled and tested by third-party subcontractors. Some of these contractors are based in foreign countries. We generally do not have any long-term agreements with these subcontractors. As a result, we may not have direct control over product delivery schedules or product quality. Outside manufacturers generally will have longer lead times for delivery of products as compared with our internal manufacturing, and therefore, when ordering from these suppliers, we will be required to make longer-term estimates of our customers’ current demand for products, and these estimates are difficult to make. Also, due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternate third parties to assemble or test our products. Any product delivery delays in the future could have material adverse effects on our operating results, financial condition and cash flows. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

We depend on third party subcontractors in Asia for assembly and packaging of a portion of our products. The packaging of our products is performed by a limited group of subcontractors and some of the raw materials included in our products are obtained from a limited group of suppliers. Although we seek to reduce our dependence on sole or limited source suppliers, disruption or termination of any of these sources could occur and such disruptions or terminations could harm our business and operating results. In the event that any of our subcontractors were to experience financial, operational, production or quality assurance difficulties resulting in a reduction or interruption in supply to us, our operating results could suffer at least until alternate qualified subcontractors, if any, were to become available and active.

We anticipate that many of our next-generation products may be manufactured by third party subcontractors in Asia, and to the extent that such potential manufacturing relationships develop, they may be with a limited group of subcontractors. Therefore, any disruptions or terminations of manufacturing could harm our business and operating results. Also these subcontractors must be qualified by the U.S. government or customer for hi-rel processes. Historically DCSC has rarely qualified any foreign manufacturing or assembly lines for reasons of national security; therefore, our ability to move certain manufacturing offshore may be limited or delayed.

Fixed costs may reduce operating results if our sales fall below expectations.

Our expense levels are based, in part, on our expectations for future sales. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. We might be unable to reduce spending quickly enough to compensate for reductions in sales. Accordingly, shortfalls in sales could materially and adversely affect our operating results. This challenge could be made even more difficult if lead times between orders and shipments are shortening.

Reliance on government contracts for a portion of our sales could have material adverse effects on results of operations.

Some of our sales are derived from customers whose principal sales are to the United States Government. If we experience significant reductions or delays in procurements of our products by the United States Government or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected. Generally, the United States Government and its contractors and subcontractors may terminate their contracts with us for cause or for convenience. We have in the past experienced one termination of a contract due to the termination of the underlying government contracts. All government contracts are also subject to price renegotiation in accordance with U.S. Government Renegotiation Act. By reference to such contracts, all of the purchase orders we receive that are related to government contracts are subject to these possible events. There is no guarantee that we will not experience contract terminations or price renegotiations of government contracts in the future. A significant portion of our sales are to defense and aerospace markets, which are subject to the uncertainties of governmental appropriations and national defense policies and priorities. These sales are derived from direct and indirect business with the U.S. Department of Defense, or DOD, and other U.S. government agencies. From time to time, we have experienced declining defense-related sales, primarily as a result of contract award delays and reduced defense program funding. Defense-related business is anticipated to continue to increase for us; however, the actual timing and amount of an increase is uncertain. In the past, expected increases in defense related spending has occurred at a rate that has been slower than expected. The effects of defense spending increases are difficult to estimate and subject to many sources of delay. Our prospects for additional defense-related sales may be adversely affected in a material manner by numerous events or actions outside our control.

There may be unanticipated costs associated with adding to or supplementing our manufacturing capacity.

We anticipate that future growth of our business could require increased manufacturing capacity on our part and on the part of certain outside foundries, assembly shops, or testing for some of our integrated circuit products or other products. Expansion activities are subject to a number of risks, including:

•	Unavailability or late delivery of the advanced, and often customized, Equipment used in the production of our specialized products;

•	Delays in bringing new production equipment on-line;

•	Delays in supplying satisfactory designs or products to our existing customers; and

•	Unforeseen environmental, engineering or manufacturing qualification problems relating to existing or new facilities.

These and other risks may affect the ultimate cost and timing of any expansion of our capacity.

Our future success depends, in part, upon our ability to continue to attract and retain the services of our executive officers or other key management personnel.

We could potentially lose the services of any of our senior management personnel at any time due to possible reasons that could include death, incapacity, calamity, military service, retirement, resignation or competing employers. Our execution of current plans could be adversely affected by such a loss. We may fail to attract and retain qualified technical, sales, marketing and managerial personnel required to continue to operate our business successfully. Personnel with the necessary expertise are scarce and competition for personnel with proper skills is intense. Also, attrition in personnel can result from, among other things, changes related to acquisitions, as well as retirement or disability. We may not be able to retain existing key technical, sales, marketing and managerial employees or be successful in attracting, assimilating or retaining other highly qualified technical, sales, marketing and managerial personnel, particularly at such times in the future as we may need to do so to fill a key position. If we are unable to continue to retain existing executive officers or other key employees or are unsuccessful in attracting new highly qualified employees, our business, financial condition and results of operations could be materially and adversely affected.

Failure to manage consolidation of operations effectively could adversely affect our margins and earnings.

Our ability to successfully offer and sell our products requires effective planning and management processes. Our Capacity Optimization Enhancement Program, with consolidations and realignments of operations, and expected future growth, may place a significant strain on our management systems and resources, including our financial and managerial controls, reporting systems, procedures and information technology. In addition, we will need to continue to train and manage our workforce worldwide. Any unmet challenges in that regard could negatively affect our results of operations.

We may engage in future acquisitions that dilute the ownership interests of our stockholders and cause us to incur debt or to assume contingent liabilities.

As a part of our business strategy, we expect to review acquisition prospects that would complement our current product offerings, enhance our design capability or offer other growth opportunities. We may acquire businesses, products or technologies in the future. In the event of future acquisitions, we could:

•	Use a significant portion of our available cash;

•	Issue equity securities, which would dilute current stockholders’ percentage ownership;

•	Incur substantial debt;

•	Incur or assume contingent liabilities, known or unknown;

•	Incur impairment charges related to goodwill or other intangibles; and

•	Incur large, immediate accounting write-offs.

Such actions by us could impact our operating results and/or the price of our Common Stock potentially. We have no current binding agreements or definite plans to make any particular material acquisitions.

We have acquired and may acquire other companies and may be unable successfully to integrate such companies with existing operations.

We have in the past acquired a number of businesses or companies, and additional product lines and assets. We may continue to expand and diversify our operations with additional acquisitions. If we are unsuccessful in integrating these companies or product lines with existing operations, or if integration is more difficult or more costly than anticipated, we may experience disruptions that could have material adverse effects on our business, financial condition and results of operations. Some of the risks that may affect our ability to integrate or realize any anticipated benefits from the acquired companies, businesses or assets include those associated with:

•	Unexpected losses of key employees or customers of the acquired company;

•	Conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	Coordinating new product and process development;

•	Hiring additional management and other critical personnel;

•	Increasing the scope, geographic diversity and complexity of our operations;

•	Difficulties in consolidating facilities and transferring processes and know-how;

•	Other difficulties in the assimilation of acquired operations, technologies or products;

•	Diversion of management’s attention from other business concerns; and

•	Adverse effects on existing business relationships with customers.

We have closed, combined, sold or disposed of certain subsidiaries or divisions, which in the past has reduced our sales volume and resulted in restructuring costs.

In October 2003, we announced the consolidation of the manufacturing operations of Microsemi Corp. – Santa Ana, of Santa Ana, California (“Santa Ana”) into some of our other facilities. Santa Ana, whose manufacturing represented approximately 20% and 13% of our annual revenues in fiscal years 2003 and 2004, had approximately 380 employees and occupied 123,000 square feet. The consolidation of Santa Ana has had, as currently estimated minimal adverse impact on revenues.

In April 2005, we announced the consolidation of the hi-rel products operations of Microsemi Corp. – Colorado of Bloomfield, Colorado into some of our other facilities and the closure of the manufacturing operations of Microsemi Corp. – Ireland of Ennis, Ireland. Colorado represents approximately 12% of our annual revenues, has approximately 165 employees and occupies a 130,000 square foot owned facility. Ireland represents less than 5% of our annual revenues, has approximately 70 manufacturing employees and occupies a 62,500 square foot owned facility. In the second quarter of fiscal year 2005, we recorded estimated severance payments of $1.1 million and $1.4 million for Colorado and Ireland, respectively.

We may make further specific determinations to consolidate, close or sell additional facilities, which could be announced at any time. Possible adverse consequences resulting from or related to such announcement may include various accounting charges such as for idle capacity, an inventory buildup in preparation for the transition of manufacturing, disposition costs, severance costs, impairments of goodwill and possibly an immediate loss of revenues, and other items in addition to normal or attendant risks and uncertainties. We may be unsuccessful in any of our current or future efforts to consolidate our business into a fewer number of facilities. Our plans to minimize or eliminate any loss of revenues during consolidation may not be achieved.

We have major technical challenges in regard to transferring component manufacturing between locations. First we must be finished qualifying the new facility appropriately with the U.S. governmental agencies or the customers concerned. While we plan generally to retain all of our revenues and income of those operations by transferring the manufacturing elsewhere within Microsemi’s subsidiaries, our plans may change at any time based on reassessment of the alternatives and consequences. While we hope to benefit overall from increased gross margins and increased capacity utilization rates at remaining operations, the remaining operations will need to bear the corporate administrative and overhead costs, which are charges to income that had been allocated to the discontinued business units. Moreover, delays in effecting our consolidations could result in greater than anticipated costs incurred to achieve the hoped for longer-range savings.

Our products may be found to be defective or hazardous and we may not have sufficient liability insurance.

One or more of our products may be found to be defective or to contain, without the customer’s knowledge, certain prohibited hazardous chemicals after we have already shipped the products in volume, requiring a product replacement or recall. We may be subject to product returns that could impose substantial costs and have a material and adverse effect on our business, financial condition and results of operations. Our aerospace (including aircraft), defense, medical and satellite businesses in particular expose us to potential liability risks that are inherent in the manufacturing and marketing of high reliability electronic components for critical applications. Production of many of these products is sensitive to minute impurities, which can be introduced inadvertently in manufacture. Any production mistakes can result in large and unanticipated product returns, product liability and warranty liability. New environmental regulations have imposed on us a new burden of determining the chemical contents of supplies we buy and use and to inform in turn our customers about our each of our finished goods’ chemical contents. Mistakes in this information gathering process could have material adverse effects on us, and the management and execution of this process is very challenging.

We may be subject to product liability claims with respect to our products. Our product liability insurance coverage may be insufficient to pay all such claims. Product liability insurance may become too costly for us or may become unavailable to us in the future. We may not have sufficient resources to satisfy any product liability claims not covered by insurance which would materially and adversely affect our financial position.

Environmental liabilities could adversely impact our financial position.

Federal, state and local laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor manufacturing processes or in our finished goods. Under new environmental regulations, we will be responsible to determine whether certain toxic metals or certain other toxic chemicals are present in any given components we purchase and in each given product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations, old or new could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under federal, state and local laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that involved hazardous materials. Contaminants may migrate from or within or through property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us under environmental laws and regulations.

In Broomfield, Colorado, the owner of a property located adjacent to a manufacturing facility owned by a subsidiary of ours had notified the subsidiary and other parties, of a claim that contaminants migrated to his property, thereby diminishing its value. In August 1995, the subsidiary, together with Coors Porcelain Company, FMC Corporation and Siemens Microelectronics, Inc. (former owners of the manufacturing facility), agreed to settle the claim and to indemnify the owner of the adjacent property for remediation costs. Although TCE and other contaminants previously used by former owners at the facility are present in soil and groundwater on the subsidiary’s property, we vigorously contest any assertion that the subsidiary caused the contamination. In November 1998, we signed an agreement with the three former owners of this facility whereby they have 1) reimbursed us for $530,000 of past costs, 2) assumed responsibility for 90% of all future clean-up costs, and 3) promised to indemnify and protect us against any and all third-party claims relating to the contamination of the facility. An Integrated Corrective Action Plan was submitted to the State of Colorado. Sampling and management plans were prepared for the Colorado Department of Public Health & Environment. State and local agencies in Colorado are reviewing current data and considering study and cleanup options. The most recent forecast estimated that the total project cost, up to the year 2020, would be approximately $5,300,000; accordingly, we recorded a one-time charge of $530,000 for this project in fiscal year 2003. There has not been any significant development since September 28, 2003.

We are involved in various pending litigation matters, arising out of the ordinary routine conduct of our business, including from time to time litigation relating to commercial transactions, contracts, and environmental matters. In the opinion of management, the final outcome of these matters will not have a material adverse effect on our financial position, results of operations or cash flows.

Some of our facilities are located near major earthquake fault lines.

Our headquarters, our major operating facilities, and certain other critical business operations are located near known earthquake fault lines. We presently do not have earthquake insurance. We could be materially and adversely affected in the event of a major earthquake.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of Microsemi that might otherwise result in our stockholders receiving a premium over the market price for their shares.

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition more difficult by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions include:

•	The Shareholder Rights Plan, which provides that an acquisition of 20% or more of the outstanding shares without our Board’s approval or ratification results in the exercisability of the Right accompanying each share of Common Stock, thereby entitling the holder to purchase 1/4,000th of a share of Series A Junior Participating Preferred Stock for $100, resulting in dilution to the acquiror because each Right entitles the holder upon exercise to receive securities or assets valued at $200;

•	Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, without board approval until three years after that party became a 15%-or-greater stockholder; and

•	The authorization in the certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover or in a way that may dilute an investment in the Common Stock.

In connection with our Shareholder Rights Plan, each share of Common Stock, par value $0.20, also entitles the holder to one redeemable and cancellable Right (not presently exercisable), as adjusted from time to time, to a given fraction of a share of Series A Junior Participating Preferred Stock, at a given exercise price, as adjusted from time to time under the terms and conditions as set forth in a Shareholder Rights Agreement. The existence of the Rights may make more difficult or impracticable for hostile change of control of us, which therefore may affect the anticipated return on an investor’s investment in the Common Stock.

We may have increasing difficulty to attract and to continue retaining qualified outside Board members.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them in connection with their positions with publicly-held companies. Outside directors are becoming increasingly concerned with the availability of directors and officer’s liability insurance to pay on a timely basis the costs incurred in defending shareholder claims. Directors and officers liability insurance has recently become much more expensive and difficult to obtain than it had been. Concurrently, the SEC and the Nasdaq Stock Market have imposed higher independence standards and certain special requirements on directors of public companies. Accordingly, it has become increasingly difficult to attract and retain qualified outside directors to serve on our Board.

The volatility of our stock price could affect the value of an investment in our stock and our future financial position.

The market price of our stock has fluctuated widely. Between July 3, 2004 and July 3, 2005, the closing sale price of our Common Stock ranged between a low of $9.63 and a high of $20.85, experiencing greater volatility over that time than most of the market did. The historic market price of our Common Stock may not be indicative of future market prices. We may not be able to sustain or increase the value of our Common Stock. Declines in the market price of our stock could adversely affect our ability to retain personnel with stock incentives, to acquire businesses or assets in exchange for stock and/or to conduct future financing activities with or involving our Common Stock.

We may not make the sales that are suggested by order rates or our book-to-bill ratio and our book-to-bill ratio may be affected by product mix.

Prospective investors should not place undue reliance on our book-to-bill ratios or changes in book-to-bill ratios. We determine bookings based on orders that are scheduled for delivery within 12 months. However, lead times for the release of purchase orders depend upon the scheduling practices of individual customers, and delivery times of new or non-standard products can be affected by scheduling factors and other manufacturing considerations. The rate of booking new orders can vary significantly from month to month. Customers frequently change their delivery schedules or cancel orders. For these reasons, our book-to-bill ratio may not be an indication of future sales.

The percentage of our business represented by space/satellite and defense products may decline. If and when this occurs, we anticipate that our book-to-bill ratio will decline. On the other hand, the percentage of our business represented by space/satellite and defense products may increase. If and when this occurs, we anticipate that our book-to-bill ratio will increase disproportionately to our total expected revenues. Our space/satellite business is characterized by long lead times; however, our other end markets tend to place orders with short lead times.

There may be some potential effects of system outages.

Risks are presented by electrical or telecommunications outages, computer hacking or other general system failure. We rely heavily on our internal information and communications systems and on systems or support services from third parties to manage our operations efficiently and effectively. Any of these are subject to failure. System-wide or local failures that affect our information processing could have material adverse effects on our business, financial condition, results of operations and cash flows. In addition, insurance coverage does not generally protect from normal wear and tear, which can affect system performance. Any applicable insurance coverage for an occurrence could prove to be inadequate. Coverage may be or become unavailable or inapplicable to any risks then prevalent. We are upgrading and integrating, and have plans to upgrade and integrate further our enterprise information systems, and these efforts may cause additional strains on personnel and system resources or may result in potential system outages. The integration efforts generally concern our goal of strengthening or documenting our internal controls for the purposes contemplated in Section 404 of the Sarbanes-Oxley Act.

Our accounting policies and estimates have a material effect on the financial results we report.

Significant accounting policies and estimates have material effects on our calculations and estimations of amounts in our financial statements. Our operating results and balance sheets may be adversely affected either to the extent that actual results prove to be adversely different from previous accounting estimates or to the extent that accounting estimates are revised adversely. We base our critical accounting policies, including our policies regarding revenue recognition, reserves for returns, rebates, price protections, and bad debt and inventory valuation, on various estimates and subjective judgments that we may make from time to time. The judgments made can significantly affect net income and our balance sheets. We are required to make significant judgments concerning inventory, and whether it becomes obsolete or excess, and concerning impairments of long-lived assets and also of goodwill. Our judgments, estimates and assumptions are subject to change at any time. In addition, our accounting policies may change at any time as a result of changes in GAAP as it applies to us or changes in other circumstances affecting us. Changes in accounting policy have affected and could further affect, in each case materially and adversely, our results of operations or financial position.

THE 1987 PLAN

General Information

In December, 1986, the Company adopted its 1987 Microsemi Corporation Stock Plan (the “1987 Plan”) for the purpose of securing for the Company and its stockholders the benefits arising from stock ownership by selected officers, directors and other key executive and management employees who are expected to contribute materially to the successful growth of the Company. The eligibility to receive grants under the 1987 Plan has since been expanded to include non-employee officers, non-employee consultants and other service providers. The Company believes that the 1987 Plan, by providing an opportunity to key individuals to acquire or increase their respective interests in the Company, will create additional incentive in such persons to exert their best efforts in attempting to achieve the objectives of the Company.

The 1987 Plan was adopted by the Board of Directors of the Company (the “Board”) in December 1986, and was approved by its stockholders at their Annual Meeting held on February 26, 1987. The Board may amend the 1987 Plan, subject to stockholder approval to the extent necessary for the continued applicability of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The 1987 Plan has been amended in the years of 1994, 1995, 2000 and 2001, and adjusted for the August 2001 Two-for-One Stock Split. The 1987 Plan terminates on December 15, 2009, unless terminated earlier by the Board or unless extended by the Board with the approval of the Company’s stockholders. The 1987 Plan is not subject to the provision of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Administration of the 1987 Plan

The 1987 Plan is administered and interpreted by one or more committees (collectively, the “Committee”) consisting of persons appointed by the Board in the Board’s discretion. The Committee has full authority to administer the 1987 Plan, including authority to interpret and construe any provision of the 1987 Plan and to determine the fair market value of the Company’s Common Stock for purposes of the 1987 Plan. The Committee’s decisions shall be final and conclusive with respect to the interpretation and administration of the 1987 Plan and any grant made thereunder. The membership of the Committee may be altered by resolution of the Board.

Eligibility and Participation

Grants may be made to any employee of the Company who is an officer or other key executive, professional or administrative employee, any member of the Board, non-employee officers, non-employee consultants or service providers (“Eligible Person”). The Committee shall select the persons to receive Grants (“Grantees”) from among the Eligible Persons and determine the number of shares subject to any particular Grant.

Limitations on Grants

Non-employee directors serving on a Committee that selects Grantees and/or approves Grants under the 1987 Plan are intended to be Non-Employee Directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and therefore shall not, while serving on such Committee, be granted options for services rendered as a consultant or in any capacity other than as a director, except to such extent as would be permitted in accordance with said rule. For avoidance of doubt, discretionary grants (as well as these annual grants) may be made to non-employee directors for service as a director at any time and may be made to non-employee directors for service as a consultant or other non-director capacity while that non-employee director is not serving on the Committee that selects Grantees or approves Grants under the 1987 Plan.

Effective as of December 20, 1993, and thereafter, no one person will receive more than 300,000 options or restricted shares or share equivalents under performance awards or SARs under the 1987 Plan in any one (1) calendar year. For purposes of applying the limit in the immediately preceding sentence to Grants made prior to August 14, 2001, each one pre-split share subject to the Grant is equivalent to two post-split shares of Common Stock.

Formula grants shall be made to each non-employee director of the Company as of the last day of fiscal year 2001 and each subsequent fiscal year, automatically, of a nonqualified option under the 1987 Plan to purchase 6,000 shares of the Company’s Common Stock, which shall be immediately exercisable as of the grant date. The options granted to non-employee directors of the Company shall have an exercise price equal to 100% of the fair market value of the underlying Common Stock on the date of grant of the options, as determined in accordance with the terms of the 1987 Plan, and shall have terms of ten years, on the terms and subject to the provisions of the 1987 Plan. All such options shall be otherwise on the terms and subject to the provisions of the 1987 Plan.

The maximum number of shares which may be issued pursuant to incentive stock options granted under the 1987 Plan may not exceed 14,000,000.

Shares Available for Grant

Subject to adjustment as provided below, the aggregate number of shares of the Company’s Common Stock that may be issued or transferred under the 1987 Plan is approximately 8,655,000 shares, on a split-adjusted basis. The number of shares of Common Stock covered by this Prospectus may increase as additional shares become subject to the 1987 Plan as a result of annual increases provided for therein and may be otherwise adjusted in certain events as a result of other adjustment provisions contained therein. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be reduced by the aggregate of all shares previously issued or transferred and of shares which may become subject to issuance or transfer under then-outstanding Grants.

Adjustments

(i) Recapitalization Adjustment. If any subdivision or combination of shares of the Company’s Common Stock or any stock dividend, capital reorganization, recapitalization, consolidation, or merger with the Company as the surviving corporation occurs after the adoption of the 1987 Plan, the Committee shall make such adjustments as it determines appropriate in the number of shares of Company’s Common Stock that may be issued or transferred in the future under the 1987 Plan. The Committee shall also adjust the number of shares and Option Price in all outstanding Grants made before the event as it deems appropriate.

(ii) Stockholder-Approved Annual Increases. The number of shares of the Company’s Common Stock available for awards under the 1987 Plan shall increase at the beginning of each of the Company’s respective fiscal years by an amount equal to 4% of the number of shares of the Company’s Common Stock outstanding as of the Company’s immediately prior fiscal year end. The next increase will occur as of the first day of fiscal year 2004 and subsequently will be effected on the first day of the six (6) consecutive fiscal years thereafter during the term of the 1987 Plan.

The number of shares available for Grants is equal to the number of authorized shares under the 1987 Plan minus the aggregate of the number of all shares previously issued or transferred or which may become subject to issuance or transfer under then-outstanding Grants. Any award which expires or lapses without being exercised, and shares of restricted stock which are forfeited to or repurchased by the Company, again become available for use under the 1987 Plan. Payment in cash in lieu of shares shall be deemed to be an issuance of the shares.

Securities to be Offered:

Grants made under the 1987 Plan may consist of stock options, stock appreciation rights, performance awards, or restricted stock grants, each of which is described below.

1. Stock Options.

The Committee may grant options qualifying as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended from time to time (“Incentive Stock Options”), or nonqualified options (“Nonqualified Options”) (the Incentive Stock Options and Nonqualified Options are collectively referred to as “Stock Options”). The Stock Options are evidenced by agreements in such form as the Committee may, from time to time, approve and shall be subject to the following provisions:

(a) Option Price. The price at which the Company’s Stock may be purchased by the Grantee under a Stock Option (“Option Price”) is to be determined by the Committee but is not to be less than the fair market value of the Company’s Stock on the date of Grant.

(b) Option Exercise Period. The Committee determines the option exercise period (“Option Exercise Period”) of each Stock Option. The Option Exercise Period is not to exceed ten years from the date of the Grant.

(c) Exercise of Option. A Grantee may exercise a Stock Option by delivering written notice of exercise to the Company, either with or without accompanying payment of the Option Price. The notice of exercise once delivered is irrevocable.

(d) Requirement of Employment. If the Grantee’s employment terminates during the Option Exercise Period for any reason other than death, the Stock Option shall terminate, except that the Committee may provide for complete or partial exceptions to this requirement as it deems equitable and is not inconsistent with applicable law.

(e) Satisfaction of Option Price. The Grantee shall pay the Option Price (i) in cash, or (ii) with the Committee’s permission, by delivering shares of the Company’s Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and shares, or (iii) with the Committee’s permission, by Microsemi withholding from the Grantee a number of shares of the Company’s Common Stock otherwise deliverable upon exercise having a fair market value equal to the aggregate Option Price, or (iv) by cancellation of indebtedness of the Company to Grantee, equal to the amount of the Option Price; (v) by waiver of compensation due or accrued to Grantee for services rendered, equal to the amount of the Option Price; (vi) provided that a public market for the Company’s Common Stock exists, through a “same day sale” commitment from the Grantee and a broker dealer that is a member of the National Association of Securities Dealers (an “NASD” Dealer), whereby the Grantee irrevocably elects to exercise his Option and to sell a portion of the Company’s Common Stock so purchased to pay for the Option Price and whereby the NASD Dealer irrevocably commits upon receipt of the proceeds for such Company’s Common Stock to forward the proceeds equal to the Option Price directly to the Company; (vii) with the Committee’s permission, by the execution and delivery of Grantee’s promissory note in the principal amount of the Option Price, with such term, interest rate and other terms and provisions, including, without limitation, requiring the Company’s Common Stock acquired upon exercise to be pledged to the Company to secure payment of the note, as the Board may specify; (viii) any combination of the above. The Grantee shall pay the Option Price not later than thirty (30) days after the date of a statement from the Company following exercise setting forth the Option Price, fair market value of the Company’s Common Stock on the exercise date, the number of shares of the Company’s Common Stock that may be delivered in payment of the

Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the thirty (30) day period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of the Company’s Common Stock upon exercise of a Stock Option until the Option Price is fully paid.

(f) Incentive Stock Options. An Incentive Stock Option granted pursuant to the 1987 Plan:

(i) Must be designated as an Incentive Stock Option by the Committee;

(ii) May not be issued for a number of shares which would cause the aggregate fair market value (determined as of the date the option is granted) of the Company’s Common Stock, with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under all plans of the Company, to exceed $100,000. The excess options granted to the Grantee will be Nonqualified Options rather than Incentive Stock Options. See “FEDERAL INCOME TAX CONSEQUENCES.”

2. Stock Appreciation Rights

The Committee may grant a Stock Appreciation Right (“SAR”) with respect to any Stock Option granted under the 1987 Plan either at the time of grant thereof or with respect to Nonqualified Options thereafter. An SAR may be exercised only while the Grantee is in the employment of the Company, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

A Grantee may exercise an SAR in whole or in part by delivering a notice of exercise to the Company. The notice of exercise once given shall be irrevocable. An SAR may be exercised only to the extent that the Stock Option to which it relates is exercisable. Upon exercise, a Grantee shall receive the aggregate of the excesses of the fair market values of each respective share of Company’s Common Stock with respect to which the SAR is being exercised over the Option Price of each respective share. Payment may be made in cash, Company’s Common Stock at fair market value, or a combination of the two and any other methods then made applicable, at the discretion of the Committee. Amounts due Grantees may be reduced in the amount of withholding tax due, if any, and the payments are subject to the terms and conditions set forth in the 1987 Plan and its supplements or amendments and the agreements entered into pursuant to the 1987 Plan. The fair market value shall be determined as of the date of exercise.

Each SAR shall expire on a date determined by the Committee at the time of grant no later than the date of expiration of the accompanying Stock Option, if any.

3. Performance Awards

The Committee may grant Performance Awards under which payment shall be made in shares of Company’s Common Stock (“Performance Shares”), or in cash, if the financial performance of the Company or any subsidiary or division of the Company (“Business Unit”) selected by the Committee during the Award Period meets certain financial goals established by the Committee. The following provisions are applicable to Performance Awards:

(a) Award Period. The Committee shall determine and include in the Grant the period of time (expressed in terms of one or more fiscal years) for which a Performance Award is made (“Award Period”).

(b) Performance Goals and Payment. Before a Grant is made, the Committee shall establish objectives (“Performance Goals”) that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Goals, which are set out in the Grant, may include earnings per share, return on shareholders’ equity, return on assets, net income, divisional income, or any financial measurements established by the Committee. The Committee also shall establish the method of calculating the amount of payment to be made under a Performance Award if the Performance Goals are met, including the fixing of a maximum payment per year per Grantee.

(c) Computation of Payment. After an Award Period, the financial performance of the Business Unit during the period is measured against the Performance Goals. If the Performance Goals are met or exceeded, the Committee shall determine the number of Performance Shares payable under a Performance Award. The Board or the Committee, in its sole discretion, may elect to pay the Performance Award in cash in lieu of issuing or transferring part or all of the Performance Shares. A cash payment shall be based on the fair market value of Company’s Common Stock on the date of payment. Both Performance Shares and cash payment are subject to withholding requirements.

(d) Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur during an Award Period which have a substantial effect on the financial performance of the Business Unit and which in the judgment of the Board or the Committee make the application of the Performance Goals unfair unless a revision is made.

(e) Requirement of Employment. To be entitled to receive payment under a Performance Award, a Grantee must remain in the employment of the Company until an announcement by the Company of the Performance Shares is made, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

4. Restricted Stock Grants

The Committee may issue or transfer shares of Company’s Common Stock to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall own the shares and therefore be entitled to vote the shares and to receive any dividends paid. However, during a period designated by the Committee as the “Restriction Period,” the Grantee may not sell, assign, transfer, pledge, or otherwise dispose of such shares of restricted stock except a transfer upon the Grantee’s death.

If the Grantee’s employment terminates during the Restriction Period, the Restricted Stock Grant terminates and the shares of the Company’s Common Stock must be returned immediately to the Company. However, the Committee may provide for complete or partial exceptions to this requirement as it deems equitable and agreements frequently provide for the lapse of the Restriction Period in several installments.

Prohibitions Against Transfer

Only a Grantee or his authorized representative (on behalf of the Grantee) may exercise rights under a Grant. Such persons may not transfer those rights during their lifetimes. When a Grantee dies, the personal representative to succeed to the rights of the Grantee (“Successor Grantee”) may exercise the rights within one year following death but no later than any earlier expiration of the Grant. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

Substitute Grants

The Board, or if authorized by the Board, the Committee, may make a Grant to an employee or officer, director, consultant or service provider of another corporation who becomes an Eligible Person by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company. A grant may be made in addition to or as a substitution (the “Substitute Grant”) for a stock option, stock appreciation right, performance award or restricted stock grant granted by such corporation (“Substituted Stock Incentive”). The terms and conditions of the Substitute Grant may vary from the terms and conditions required by the 1987 Plan and from those of the Substituted Stock Incentives. The Board, or if authorized by the Board, the Committee, shall prescribe the exact provisions of the Substitute Grants, preserving where possible the provisions of the Substituted Stock Incentives.

Compliance with Law

The 1987 Plan, the Grants, and the obligations of the Company to issue or transfer shares of the Company’s Common Stock under Grants is subject to any securities law or regulation or other requirements promulgated under all applicable laws and, if the applicable laws require, approvals by any governmental or regulatory agency. The investment may be returned and the participant’s participation unwound as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees and other tax related matters.

Ownership of Stock

A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any shares of the Company’s Common Stock covered by a Grant unless or until the shares are issued or transferred to the Grantee or transferred to the Successor Grantee on the Company’s books.

FEDERAL INCOME TAX CONSEQUENCES

(This information does not take the place of seeking tax advice for yourself.)

A. The following discussion sets forth the Federal income tax consequences associated with each type of Grant made under the 1987 Plan to Grantees who are not subject to Section 16(b) of the Exchange Act. You are not subject to Section 16(a) of the Exchange Act unless you are an officer, director or 10% stockholder of Microsemi. Some officers are not subject to Section 16(a) although some are. The Federal Income Tax Consequences associated with each Grant made under the 1987 Plan to Grantees who are subject to Section 16(b) of the Exchange Act (“Insiders”) are described in Section B further below.

1. Stock Options. Under the Internal Revenue Code of 1986, as amended (the “Code”), tax consequences vary in certain respects between Incentive Stock Options and Nonqualified Options.

(a) Incentive Stock Options. Incentive Stock Options (“ISO’s”) exercised under the provisions of the 1987 Plan are intended to be taxed pursuant to Section 422 of the Internal Revenue Code. The Code provides that upon the Grant of an ISO, the optionee recognizes no income. Upon exercise of an ISO, if no disposition of the underlying stock (the “Option Shares”) is made until at least two years from the date the ISO had been granted and at least one year from the date the ISO had been exercised (collectively, the “ISO Holding Periods”), no ordinary income is recognized by the optionee, and no deduction may be taken by the Company. However, if the ISO Holding Periods are not met, the optionee’s gain upon disposition is taxed in whole or in part as ordinary income, tax withholding may be required, and the Company is entitled to a tax deduction for that year. The amount of the ordinary income recognized by the optionee is equal to the lesser of (a) the fair market value of the Option Shares on the exercise date minus the Option Price or (b) the amount realized on disposition minus the Option Price. The spread on ISO’s is subject to Social Security, Medicare and FUTA taxes at the time of exercise, according to the Internal Revenue Service (“IRS”). The IRS announced it will not enforce the application of Social Security, Medicare and FUTA taxes on ISO exercises that occur before January 1, 2003. Upon the disposition of Option Shares which have been held by the optionee for the ISO Holding Periods, any gain or loss realized by the optionee is taxed as capital gain or loss on the date of disposition, and the Company is not entitled to any deduction with regard to such disposition. The capital gains rate defined under the Code has been changed from time to time, and in 2005, the maximum federal tax rate for long-term gain is 20%. Future amendments to the Code could affect this rate. The rate as stated above excludes any applicable state income taxes.

The exercise of an ISO may result in items of “tax preference” under ss.55 of the Code for the purposes of the Alternative Minimum Tax (“AMT”). For the purposes of computing the AMT, the excess of the fair market value (on the date of the exercise) of the shares received upon the exercise of an ISO over the exercise price paid is included in AMT income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the AMT treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing AMT income in the year of sale. For example, assume that an individual pays an exercise price of $10.00 to purchase stock having a fair market value of $15.00 on the date of exercise. The amount included in AMT income is $5.00, and the stock has a basis of $10.00 for regular tax purposes and $15.00 for AMT purposes. If the individual sells the stock in a subsequent year for $20.00, the gain recognized is $10.00 for regular tax purposes and $5.00 for AMT purposes.

An optionee who is subject to the AMT in the year of exercise of an ISO may claim as a credit, against the optionee’s regular tax liability in future years, the amount of AMT paid that is attributable to the exercise of the ISO. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

(b) Nonqualified Options. Under Section 83 of the Code, no income is realized at the time a Nonqualified Option is granted. Upon the subsequent exercise of a Nonqualified Option under the 1987 Plan, the normal rules of Section 83 do apply. As a consequence, the person who performed the services generally realizes ordinary income upon exercise of the option in an amount equal to the fair market value of the stock over amounts paid by the Grantee for the underlying Option Shares. The spread on non-qualified options is normally included in wages for the purposes of and is also subject to Social Security, Medicare and FUTA taxes and in some cases income tax withholding at the time of exercise. Subsequent appreciation upon the sale of the stock is taxable as capital gain, and the holding period for capital gains purposes begins upon exercise of the option. The capital gains rate defined under the Code has been changed from time to time, and in 2005, the maximum federal tax rate for long-term gain is 20%. Future amendments to the Code could affect this rate. The rate as stated above excludes any applicable state income taxes.

(c) Company Stock as Payment of Option Price. When a Stock Option is exercised by delivery of Company’s Common Stock in payment of the Option Price, the stock delivered is not taxed, provided that an ISO is not exercised by delivery of ISO stock before the ISO Holding Periods are satisfied. A number of the Option Shares equal to the number of shares you delivered will have the same tax basis and be treated as having been held for the same period of time as the shares you delivered, and the rest of the Option Shares will have a tax basis equal to the amount of any cash paid to exercise the option plus the amount of any ordinary income recognized on exercise of the option and will be treated as having been acquired on the exercise date.

2. Stock Appreciation Rights and Performance Awards. The grant of an SAR or a Performance Award does not result in income for the Grantee or a deduction for the Company; however, the grant of an SAR does result in adjustable charge against the Company’s earnings in a floating amount equivalent to the amount receivable by the Grantee upon exercise of the SAR. Upon the exercise of an SAR and the receipt of shares or cash under a Performance Award, the Grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares plus any cash received by the Grantee. Income tax withholding is required.

3. Restricted Stock Grant. The grant of a Restricted Stock Grant will not result in income for the Grantee or in a deduction for the Company for federal income tax purposes, assuming the shares granted are not transferable by the grantee and are subject to restrictions resulting in a “substantial risk or forfeiture” as intended by the Company, unless the Grantee elects to be taxed pursuant to ss.83(b) of the Code. If there is not such a restriction or at the time the restrictions lapse, the grantee will receive ordinary income, and the Company will be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding will be required. Dividends paid while the stock remained subject to restriction will be treated as compensation for federal income tax purposes.

B. The following discussion sets forth the Federal income tax consequences associated with each type of Grant made under the 1987 Plan to Grantees who are subject to Section 16(b) of the Exchange Act. You are not subject to Section 16(a) of the Exchange Act unless you are an officer, director or 10% stockholder of Microsemi. Some officers are not subject to Section 16(a) although some are. The Federal Income Tax Consequences associated with each Grant made under the 1987 Plan to Grantees who are not subject to Section 16(b) of the Exchange Act (“Insiders”) are described in Section A immediately above.

Although the general tax consequences for the various types of Grants available under the 1987 Plan are the same, the timing of the various tax events is slightly different. Since Insiders are effectively prohibited from making a sale and a purchase, or a purchase and a sale, of the Company’s Common Stock within any six month period (see Securities Law Restrictions on Resale), the stock they receive upon exercise of an option is considered to be “subject to a substantial risk of forfeiture” until the six month period has elapsed. With regard to Nonqualified Options, income otherwise recognized upon the exercise of an Option is not recognized until the day before the date in the sixth month which corresponds numerically with the date of the month in which the option exercise occurred. For example, if the Option is exercised on January 3 in a given year, July 2 of that year is the first day the Insider may sell his stock. Therefore, in such a case, income is recognized on July 2 as the difference between the market price on that date and the exercise price of the option. This date also begins the holding period for long-term capital gains treatment.

When an Insider tenders stock in payment of the exercise price for a Stock Option, the tendered stock retains its basis and holding period. The additional shares received on exercise of the option follow the special timing rules stated in the above paragraph.

Insiders may, however, elect to avoid the six month delay in evaluating the market price of the stock and in recognizing income by making a Section 83(b) election under the Code. Such an election must be made within 30 days of receipt of the stock and causes income to be determined based on the market price of the stock on the date the option is exercised. The Section 83(b) election also starts the holding period for long-term capital gain treatment on the exercise date. Insiders may obtain forms for making a Section 83(b) election from the Company, or from their tax advisors.

With such an election, the Company will be entitled to a Section 162 deduction in connection with the transfer of property for the performance of services (i.e., the granting of the option) equal to the amount included by the Insider under Section 83(b) as compensation (i.e., the difference between the exercise price and the market price on the date of exercise) in the year the employee is required to recognize ordinary income.

The preceding paragraphs as they relate to the option holder are intended to be merely a summary of the various tax consequences surrounding the grant of ISO’s or Nonqualified Options, SAR’s, Performance Awards and Restricted Stock Grants. Each option holder should consult with his tax advisor as to the tax implications to him upon any grant made to him under the 1987 Plan and any subsequent exercise of options and sale of underlying stock. Optionees are also urged to consult their own tax counsel regarding the treatment of such options for state and local tax purposes.

The 1987 Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

SECURITIES LAW RESTRICTIONS ON RESALE

This Prospectus does not apply to resales of underlying shares issued under the 1987 Plan to Company “Affiliates,” as that term is defined in Rule 405 of the Securities Act. Affiliates of the Company may not publicly resell shares acquired under the 1987 Plan without compliance with Rule 144 promulgated under the Securities Act (except that such persons need not meet the holding period and certain other requirements of such Rule) or registration under the Securities Act. One requirement for compliance with Rule 144 is that the Company must have complied with all reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the twelve-month period preceding any re-offer or resale.

In addition, Insiders must be careful to avoid making a purchase and sale, or a sale and purchase within any six month period. When such a purchase and sale occurs, the Insider must remit any profits he has made in the transactions to the Company. Under Section 16(b) of the Exchange Act, a purchase occurs when an option is exercised. Any sale within six months before or after the exercise of the option will be matched against the purchase to establish a profit which must be remitted.

Rule 16b-3, promulgated by the Commission pursuant to the Exchange Act, exempts certain transactions which occur pursuant to certain employee benefit plans. Under Rule 16b-3, stock tendered in exercise of an option pursuant to the 1987 Plan, as described herein, will not be deemed a sale. Moreover, the receipt upon exercise of shares up to the number tendered will not be deemed a purchase of those shares. However, any additional shares received will be considered a purchase and may be matched against any sale occurring within six months thereof.

Rule 16b-3 also exempts cash settlement of SAR’s held by Affiliates if the following conditions are met: (a) the Company has complied with all reporting requirements of the Exchange Act for the twelve-month period preceding such settlement; (b) the Company on a regular basis releases for publication quarterly and annual summary statements of sales and earnings; (c) the Affiliate who exercises the SAR has not exercised the SAR or any related stock option until a date at least six months after the grant of such SAR or option; and (d) the Affiliate does not either elect to exercise or exercise an SAR for cash except during a period beginning on the third business day following the date of the Company’s release of financial data specified in condition (a) above and ending on the twelfth business day following such date.

Contractual restrictions on resale which may apply are contained in a Stock Option Agreement between the purchaser and the Company or in the 1987 Plan.

GENERAL INFORMATION

A copy of the 1987 Plan and the amendments thereto are attached as exhibits to the Registration Statement of which this Prospectus is a part. Reference is made to the exhibits for a full and complete statement of its provisions, and the foregoing is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1. The 1987 Microsemi Corporation Stock Plan and amendments filed as Exhibit 10.13 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, filed on December 24, 2001.

2. Our Form 10/A filed February 12, 2002 as Amendment No. 1 to our Form 10 filed March 16, 1979 that registered our Common Stock and Preferred Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934.

3. Our Form 8-A filed December 29, 2000 registering Series A Junior Participating Preferred Stock and Rights to Purchase Series A Junior Participating Preferred Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934.

4. Our Registration Statement on Form S-8 filed with the SEC on August 25, 1987, Registration No. 033-16711, relating to 1,500,000 shares (as adjusted) of Common Stock, par value $.20 par value per share (the “Common Stock”), registered to be offered pursuant to the 1987 Plan.

5. Our Registration Statement on Form S-8 filed with the SEC on October 13, 1995, Registration No. 033-63395, relating to 504,120 shares (as adjusted) of Common Stock registered to be offered pursuant to the 1987 Plan.

6. Our Registration Statement on Form S-8 filed with the SEC on March 27, 1997, Registration No. 333-24045, relating to 1,495,800 (as adjusted) shares of Common Stock registered to be offered pursuant to the 1987 Plan.

7. Our Registration Statement on Form S-8 filed with the SEC on April 25, 2000, Registration No. 333-35526, relating to 3,500,000 shares (as adjusted) of Common Stock registered to be offered pursuant to the 1987 Plan.

8. Our Registration Statement on Form S-8 filed with the SEC on February 12, 2002, Registration No. 333-82556, relating to 3,000,000 shares of Common Stock registered to be offered pursuant to the 1987 Plan.

10. The Company’s definitive Proxy Statement on Schedule 14A filed on January 21, 2005.

11. The Company’s Annual Report on Form 10-K filed on December 10, 2004.

12. The Company’s Periodic Report on Form 10-Q filed on August 12, 2005.

13. The Company’s Periodic Report on Form 10-Q filed on May 13, 2005.

14. The Company’s Periodic Report on Form 10-Q filed on February 11, 2005.

15. The Company’s Current Report on Form 8-K filed on July 29, 2005.

16. The Company’s Current Report on Form 8-K filed on May 11, 2005.

17. The Company’s Current Report on Form 8-K filed on January 27, 2005.

18. All other of the Company’s reports filed pursuant to Section 13 or 15(d) of the Exchange Act since August 17, 2005.

Also incorporated herein by reference and to be a part hereof from date of filing are all documents subsequently filed by the Company pursuant to Sections 13, 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

All information appearing in this Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

DESCRIPTION OF COMMON STOCK

Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. There are no conversion rights or redemption rights with respect to shares of Common Stock. All outstanding shares of Common Stock are, and those that we offer hereby will be, when issued, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor. On our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive pro rata our net assets remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of Preferred Stock. The Common Stock is quoted on the Nasdaq National Market under the symbol “MSCC.”

In connection with our charter, we have a Shareholder Rights Plan, and each share of Common Stock, par value $.20, entitles the holder to one redeemable and cancelable Right (not presently exercisable) to acquire a fractional share of Series A Junior Participating Preferred Stock, under the terms and conditions as set forth in a Shareholder Rights Agreement. The existence of the Rights may make more difficult or impracticable a hostile change of control of the Company, which therefore may affect the anticipated return on an investor’s investment in the Common Stock.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions include:

•	Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder; and

•	the authorization in the certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover or in a way which may dilute your investment in the Common Stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware general corporation law regulates the indemnification of directors, officers, employees and other agents of the Delaware corporation. In general, it grants a corporation the “power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation (or was serving in a similar position of another business entity at the request of the corporation) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.” With regard to actions or proceedings brought by or in the right of the corporation, the power is limited to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the same, except that no indemnification may be made in respect of any claim, issue or matter as to which a director, officer, employee or agent shall have been judged to be liable unless a court should find that despite adjudication of liability, indemnification is fair and reasonable.

Article 6, Section 2(a) of the Company’s Certificate of Incorporation includes the following provision:

“Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.